Exhibit 99.2

T-Mobile Agrees to Sell $2.0 Billion of Senior Secured Notes

August 10, 2021

BELLEVUE, Wash.—(BUSINESS WIRE)— T-Mobile US, Inc. (NASDAQ: TMUS) (“T-Mobile”) announced today that T-Mobile USA, Inc., its direct wholly-owned subsidiary (“T-Mobile USA”), has agreed to sell $1,300,000,000 aggregate principal amount of its 3.400% Senior Secured Notes due 2052 (the “2052 Notes”) and $700,000,000 aggregate principal amount of its 3.600% Senior Secured Notes due 2060 (the “New 2060 Notes,” and collectively with the 2052 Notes, the “notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The New 2060 Notes will constitute an additional issuance of T-Mobile USA’s 3.600% Senior Secured Notes due 2060, of which $1,000,000,000 aggregate principal amount was issued on October 28, 2020.

The offering of the notes is scheduled to close on August 13, 2021, subject to satisfaction of customary closing conditions. T-Mobile USA intends to use the net proceeds from the offering, together with cash on hand, to redeem its 4.500% Senior Notes due 2026 and 4.500% Senior Notes due 2026-1 held by Deutsche Telekom AG.

The notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and in offshore transactions in reliance on Regulation S under the Securities Act. The notes and related guarantees will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, the related guarantees or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on T-Mobile management’s current expectations. Such statements include, without limitation, statements regarding the expected closing of the offering of the notes and statements regarding the intended use of proceeds from the offering of the notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect T-Mobile and its results is included in T-Mobile’s filings with the SEC, which are available at http://www.sec.gov.

T-Mobile US Media Relations

MediaRelations@T-Mobile.com

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Investor Relations

investor.relations@t-mobile.com